EXHIBIT 99

CytoDyn Welcomes Banker Kenneth J. Van Ness to Its Board of Directors

Santa Fe, NM - June 17, 2010 - CytoDyn, Inc. (Pink Sheets: CYDY) has elected Kenneth J. Van Ness to the Board to fill a vacancy. Mr. Van Ness holds a substantial position in CytoDyn and is well versed on the Company's opportunities and business plan. He received a BS degree from the University of Florida in 1973, and for the past quarter century has served national financial institutions and public companies with line, P&L, and divisional responsibilities. During the past decade, Mr. Van Ness has focused on his career as a merchant mortgage banker. CytoDyn believes that his knowledge of banking and publicly traded companies will make Mr. Van Ness a valuable addition to the Company's Board of Directors.


Source:  CytoDyn, Inc.

CytoDyn, Inc.
Corinne Allen, CFO
(505) 988-5520